                                                                                                                                                                                                                                                                                                                                  Exhibit 99.1

For Immediate Release

UNILENS VISION INC. REPORTS OPERATING RESULTS FOR

FIRST QUARTER OF FY2014

LARGO, Florida (November 14, 2013) – Unilens Vision Inc. (OTCQB: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the first quarter of FY2014.

Highlights of Quarter Ended September 30, 2013

  Product sales increased 4.6% to $1,579,205, compared with $1,509,654 in the first quarter of FY2013.  Disposable lens sales increased 2.3%, while sales in the custom soft lens category increased 12.8%.
  Royalty income declined 9.3% to $479,614, versus $528,957 in the prior-year period.
  Total revenue increased 1.0% to $2,058,819, compared with $2,038,611 in the quarter ended September 30, 2012.
  Operating expenses increased 2.6% to $755,481, versus $736,637 a year earlier.
  Interest expense declined 15% due to lower debt levels.
  Net income declined 15.9% to $214,561 in the first quarter of FY2014, compared with $255,004 in the first quarter of the previous fiscal year.
  Diluted earnings per share of $0.09 in the quarter ended September 30, 2013 compared with $0.11 in the prior-year quarter and $0.05 in the quarter ended June 30, 2013.
  Shortly after the end of its first quarter, Unilens announced the repurchase of 618,522 shares of common stock from its largest outside shareholder. This represented approximately 26% of the Company’s total shares outstanding prior to the repurchase.
  In late October 2013, Bausch + Lomb announced the U.S. launch of its PureVision2®  for Presbyopia multifocal lens that features a next-generation multifocal design licensed from Unilens Vision.

Management Comments

“The past few months have been marked by a number of developments that we believe will benefit long-term shareholder value at Unilens,” stated Michael Pecora, the Company’s Chief Executive Officer.  “During the first quarter of Fiscal 2014, our product sales increased 4.6% from prior-year levels, compared with a 1.9% year-over-year increase in the fourth quarter of Fiscal 2013.  Encouraging market acceptance of our new C-Vue® HydraVUE™ Multifocal disposable lenses allowed us to post a modest sales increase in our disposable lens category for the first time in several years, and the expanding popularity of our C-Vue® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement continued to allow our custom lens business to increase at double-digit percentage growth rates.”

“While royalty income declined from prior-year levels during the first quarter, we are excited about the recent U.S. launch by Bausch + Lomb of its new PureVision2 for Presbyopia multi-focal disposable contact lenses for monthly replacement.  This new product, which was introduced in the U.S. during October 2013, utilizes Unilens Vision’s next-generation multifocal design technology, under a license agreement with our Company, and we will receive royalty payments on worldwide sales of the new lenses.  B+L’s new PureVision2 multifocal visibility tinted contact lenses were developed for people suffering from presbyopia – a deterioration in ‘near vision’ that affects most people at some point after the age of 40.  We are optimistic about this new product and believe it can lead to a stabilization and resumption in the growth of our royalty income over the next several quarters.”

“Shortly after the end of our first quarter, Unilens repurchased 618,522, or approximately 26% of the Company’s total common shares outstanding, from our largest outside shareholder, at an aggregate purchase price of approximately $3.1 million, or $4.97 per share,” continued Pecora.  “We believe this transaction will be immediately accretive to earnings per share and that it reflects our commitment to the enhancement of long-term shareholder value.  We funded the repurchase through a $3.3 million expansion and modification of our existing term loan with Hancock Bank.  The term loan bank facility will be amortized over a longer seven-year period and bears interest at a floating rate of 30-day LIBOR plus 3.5%.  We believe the elimination of cash dividend payments on the repurchased shares, which were returned to the treasury, when combined with a seven-year principal amortization schedule, should allow Unilens to service the expanded debt facility without limiting our ability to fund new growth initiatives.”

First Quarter Results

For the three months ended September 30, 2013, total revenue including royalty income increased 1.0% to $2,058,819, compared with total revenue of $2,038,611 in the first quarter of FY2013.  Total product sales increased 4.6% to $1,579,205 in the most recent quarter, versus $1,509,654 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 2.3%, primarily due to sales of the Company’s new silicone hydrogel disposable C-VUE HydraVUE Multifocal lenses, which were introduced to the market in February 2013.  The continued popularity of our C-Vue® Advanced HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement allowed total sales of custom soft lenses to increase 12.8% in the first quarter of FY2014 relative to year-earlier levels.

Royalty income from Bausch + Lomb declined 9.3% to $479,614 in the quarter ended September 30, 2013, compared with $528,957 in the prior-year quarter.  Royalty income in the first quarter of FY2014 improved 3.0% when compared with the fourth quarter of FY2013.

Gross profit margins declined to 38.5% of product sales during the first quarter of FY2014, versus 41.0% in the first quarter of FY2013.  The decrease was primarily due to lower margins and higher one-time purchasing cost adjustments, partially offset by manufacturing improvements introduced in the prior-year quarter.

Operating expenses increased 2.6% to $755,481 in the first three months of FY2014, compared with $736,637 in the year-earlier period.  Modest growth in administrative, sales and marketing, and research and development costs were responsible for the increase.

Net non-operating expenses declined 22.8% to $22,711, versus $29,427 a year earlier, primarily due to a reduction in interest expense resulting from lower debt levels.

Pretax income decreased 18.9% to $309,608 in the three months ended September 30, 2013, compared with $381,781 in the corresponding period of the previous fiscal year.  Pretax income increased 43.6% when compared with the quarter ended June 30, 2013.  The Company reported a 15.9% reduction in net income, which totaled $214,561 in the first quarter of FY2014, versus $255,004 in the prior-year period.  Diluted earnings per share declined to $0.09 in the three months ended September 30, 2013, compared with $0.11 in the three months ended September 30, 2012.

The Company recently declared its 29th consecutive quarterly cash dividend, which will be paid on November 22, 2013 to shareholders of record on November 11, 2013.  The $0.045 per share quarterly cash dividends provide an annualized current yield of approximately 3.5% to Unilens shareholders based upon a common stock price of $5.20 per share at the close of stock market trading on November 13, 2013.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com.  The Company’s common stock is listed on the OTCQB under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FIRST QUARTER - FISCAL 2014

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended
	September 30, 2013	September 30, 2012
Revenues:
Sales	$1,579,205	$1,509,654
Royalty income	479,614	528,957
Total revenues	2,058,819	2,038,611
Operating costs and expenses:
Cost of sales	971,019	890,766
Expenses	755,481	736,637
Total operating costs and expenses	1,726,500	1,627,403
Operating income	332,319	411,208
Other non-operating items:
Other income	3,852	1,630
Interest expense	(26,563)	(31,057)
Total other non-operating items	(22,711)	(29,427)
Income before income tax expense	309,608	381,781
Income tax expense	95,047	126,777
Net income for the period	$214,561	$255,004
Net income per common share:
Basic	$0.09	$0.11
Diluted	$0.09	$0.11
Weighted average shares outstanding	2,369,354	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities	$350,428	$544,871
Investing activities	(50,915)	(17,725)
Financing activities	(181,656)	(363,062)
Increase in cash	$117,857	$164,084
BALANCE SHEET
	September 30, 2013	June 30, 2013
Cash and cash equivalents	$258,039	$140,182
Total assets	4,124,498	4,108,007
Current liabilities	2,232,649	2,184,841
Total liabilities	4,498,920	4,590,369
Stockholders’ deficit	$(374,422)	$(482,362)